KPMG
99 High Street
Boston, MA 02110

The Board of Trustees and Partners
Core Trust (Delaware)

In planning and performing our audits of the financial statements of Stable Income Portfolio, Managed Fixed Income Portfolio, Positive Return Bond Portfolio, Strategic Value Bond Portfolio, Index Portfolio, Income Equity Portfolio, Disciplined Growth Portfolio, Large Company Growth
Portfolio, Small Cap Index Portfolio, Small Company Stock Portfolio, Small Cap Value Portfolio, Small Company Value Portfolio, Small Company Growth Portfolio, International Portfolio, International Equity Portfolio, Money Market Portfolio and Prime Money Market Portfolio, portfolios of Core Trust (Delaware) (the Trust), for the year ended May
31, 1999, we considered its internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefit and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1999.

This report is intended solely for the information and use of management, the board of trustees and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than those specified parties.


	/s/KPMG LLP

Boston, Massachusetts
July 16, 1999